Exhibit 3.3
CERTIFICATE OF DESIGNATION
OF
SERIES A VOTING PREFERRED STOCK
OF
GLG PARTNERS, INC.

Pursuant to Sections 151 of the General
Corporation Law of the State of Delaware

               GLG Partners, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware:
               RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board of Directors” or the “Board”) in accordance with the provisions of its certificate of incorporation, the Board of Directors hereby creates a series of the Corporation’s previously authorized Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative participating, optional or other special rights, preferences, privileges, powers, qualifications and restrictions thereof as follows:
               Series A Voting Preferred Stock
1.	Amount and Designation.
               This series, which shall consist of 58,904,993 shares of Preferred Stock, shall be designated “Series A Voting Preferred Stock” (the “Series A Preferred Stock”).
2.	Dividends and Distributions.
               Except as expressly provided in Sections 5 and 8 below, the holders of Series A Preferred Stock, as such, shall not be entitled to receive any dividends or distributions.
3.	Voting Rights.
               A. The holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) as a single class. Each holder of Series A Preferred Stock, as such, shall be entitled to one (1) vote for each share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation entitled to vote.
               B. Except as set forth herein or otherwise provided by law, the holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent such holders are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
4.	Reacquired Shares.
               If shares of Series A Preferred Stock are purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever, then the Series A Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and canceled upon the purchase, redemption or acquisition thereof and shall not be reissued as shares of Series A Preferred Stock.
               Such shares shall upon their retirement and cancellation, and upon the taking of any action required by applicable law, become authorized but unissued shares of Preferred Stock undesignated as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the certificate of incorporation.
5.	Liquidation.
               In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of Series A Preferred Stock, as such, shall be entitled to receive out of assets of the Corporation available for distribution to stockholders of the Corporation, and subject to the rights of any stock of the Corporation ranking senior to or on parity with the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, before any amount shall be distributed among the holders of Common Stock or any other shares ranking junior to the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, a liquidating distribution in the amount of $0.0001 per share, and no more. If, upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to Series A Preferred Stock and any other stock ranking as to any such distribution on parity with the Series A Preferred Stock are not paid in full, the holders of Series A Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amounts to which the holders of Series A Preferred Stock are entitled as provided in this Section 5, the holders of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.
               The Corporation shall provide the holders of Series A Preferred Stock with written notice of (i) any voluntary Liquidation at least 60 days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any threatened or instituted proceeding in respect thereof.
               Neither a consolidation nor merger of the Corporation with or into another corporation nor a sale or transfer of all or any part of the Corporation’s assets for cash, securities or other property will be considered a Liquidation.

6.	Conversion or Exchange.
               The Series A Preferred Stock shall not be convertible into or exchangeable for any other class or series of capital stock, or any other securities, of the Corporation or any other corporation.
7.	Automatic Redemption.
               One Class B Ordinary Share of FA Sub 2 Limited (an “Exchangeable Share”) may at any time or from time to time be exchanged by the holder thereof for one share of Common Stock in accordance with the Memorandum of Association of FA Sub 2 Limited (the “FA Sub 2 Memorandum”), subject to adjustment as provided for therein. Upon the exchange of any Exchangeable Shares by the holder thereof for shares of Common Stock, one share of Series A Preferred Stock held by such holder for every one share of Common Stock issued to the holder upon such exchange shall thereupon be automatically redeemed by the Corporation at the redemption price of $0.0001 per share, without any action nor consent of or by the holder of Series A Preferred Stock.
8.	Special Voting Powers.
               In addition to any vote required by the certificate of incorporation of the Corporation or by applicable law, for so long as any shares of Series A Preferred Stock shall remain outstanding, the vote of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a series, shall be necessary for the Corporation to:
               (a) adopt any alteration, amendment or repeal of any provision of the certificate of incorporation of the Corporation (including any such alteration, amendment or repeal effected by any merger or consolidation) that effects a division, subdivision, consolidation or combination of shares of Common Stock, unless such alteration, amendment or repeal also proportionately divides, subdivides, consolidates or combines shares of Series A Preferred Stock on the same basis;
               (b) declare any dividend or distribution on the Common Stock (other than in connection with a liquidation, dissolution or winding up of the Corporation) in shares of Common Stock, unless a proportionate dividend or distribution of shares of Series A Preferred Stock is also declared on the Series A Preferred Stock; or
               (c) divide or subdivide (by stock split, stock dividend or otherwise) the Series A Preferred Stock into a greater number of shares or combine or consolidate (by reverse stock split or otherwise) the Series A Preferred Stock.
9.	Organic Changes.
               Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, spin-off, distribution or other transaction (other than (i) cash dividends or other dividends or distributions in respect of which holders of Exchangeable Shares are entitled to dividends or distributions under Regulation 11(b) of the FA Sub 2 Memorandum or (ii) stock splits or stock dividends that result in the exchange ratio being proportionately adjusted pursuant to Regulation 12(e) of the FA Sub 2 Memorandum), which in any such case is effected in such a manner that holders of Common Stock of the Corporation are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock of the Corporation is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change at any time while any shares of Series A Preferred Stock are outstanding, the Corporation shall make appropriate provision to insure that the holders of Exchangeable Shares shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) Common Stock of the Corporation immediately theretofore issuable upon the exchange of Exchangeable Shares, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the holder of Exchangeable Shares had exchanged Exchangeable Shares immediately prior to such Organic Change) with respect to or in exchange for the number of shares of Common Stock of the Corporation issuable immediately prior thereto upon exchange of Exchangeable Shares had such Organic Change not taken place.
10.	Transfer Restrictions.
               A. Except as provided in Section 10.B, no holder of Series A Preferred Stock may transfer, and the Corporation shall not register the transfer of, any Series A Preferred Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, other than (a) to a trustee of a trust principally for the benefit of the holder of such Series A Preferred Stock, (b) to the executor, administrator or personal representative of the estate of such holder, (c) by gift to such holder’s immediate family members, (d) to a trust established for the benefit of such immediate family members and/or (e) to a partnership in which such immediate family member are the only partners, provided that such shares of Series A Preferred Stock are transferred together with a number of Exchangeable Shares then exchangeable into a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock being transferred.
               B. A holder of Series A Preferred Stock may transfer such Series A Preferred Stock to any person or entity following the date on which such holder has held such Series A Preferred Stock (including the holding period(s) of any previous holder(s)) for an aggregate period of five (5) years, provided that such shares of Series A Preferred Stock are transferred together with a number of Exchangeable Shares then exchangeable into a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock being transferred.

               IN WITNESS WHEREOF, this Certificate of Designation is signed on behalf of the Corporation by the undersigned this 2nd day of November, 2007.

GLG PARTNERS, INC.
By:	/s/ Jared Bluestein
	Name:	Jared Bluestein
	Title:	Secretary

Signature Page to Certificate of Designation of Series A Voting Preferred Stock of GLG Partners, Inc.

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